Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Potlatch Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-17145, 333-42808, 33-54515, 333-28079, 333-74956, 333-12017, 333-42806, 333-130507, and 33-30836) on Form S-8 of Potlatch Corporation of our reports dated February 19, 2008, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Potlatch Corporation. Our report dated February 19, 2008 on the consolidated financial statements referred to above refers to the adoption, effective December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), and the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/    KPMG LLP

Seattle, Washington

February 19, 2008